EXHIBIT 16

Crowe™	55 Campau Avenue, N.W., Suite 300
Crowe Chizek and Company LLC	Grand Rapids, Michigan 49503-2642
Member Horwath International	Tel 616.774.0774 Fax 616.752.4226 www.crowechizek.com

March 30, 2006

Securities and Exchange Commission
10 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by ChoiceOne Financial Services, Inc. ("the Registrant") regarding us under the heading "Change in Independent Registered Public Accounting Firm" on page 14 of the Registrant's 2005 Annual Report to Shareholders that is incorporated by reference in the Registrant's Annual Report on Form 10-K for the year ended December 31, 2005, as contained in the second, third, and fourth paragraphs, and are in agreement with those statements.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC
Grand Rapids, Michigan

cc:	Mr. Jon Pike Audit Committee Chairman ChoiceOne Financial Services, Inc.